UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2014

Cole Real Estate Income Strategy (Daily NAV), Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55187	27-3147801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective September 5, 2014 (the “Effective Date”), Simon J. Misselbrook was appointed chief financial officer and treasurer of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) by the Company’s board of directors.
Mr. Misselbrook, age 36, currently serves as the Company’s principal accounting officer and previously served as the Company’s senior vice president of accounting from March 2012 until September 2014 and as the Company’s vice president of accounting from November 2011 until March 2012. In addition, Mr. Misselbrook served in the following positions for certain other programs sponsored by Cole Capital®:

Entity	Position(s)	Dates
Cole Credit Property Trust, Inc.	Senior vice president of accounting and principal accounting officer	March 2012 — May 2014
	Vice president of accounting and principal accounting officer	November 2010 — March 2012
Cole Credit Property Trust II, Inc.	Vice president of accounting and principal accounting officer	November 2010 — March 2012
Cole Real Estate Investments, Inc. (formerly known as Cole Credit Property Trust III, Inc.)	Senior vice president of accounting and principal accounting officer	March 2012 — February 2014
	Vice president of accounting and principal accounting officer	November 2010 — March 2012
Cole Credit Property Trust IV, Inc.	Chief financial officer and treasurer	September 2014 — Present
	Senior vice president of accounting and principal accounting officer	March 2012 — March 2014
	Vice president of accounting and principal accounting officer	May 2011 — March 2012
Cole Credit Property Trust V, Inc.	Chief financial officer and treasurer	September 2014 — Present
Mr. Misselbrook has worked in the real estate industry for more than 13 years, nine of which were specific to the real estate investment trust (“REIT”) industry. Prior to joining Cole Capital and its affiliates in November 2010, he held the position of audit manager at Deloitte & Touche, LLP in Los Angeles in the real estate group serving multiple clients including the world’s largest commercial real estate services firm, where he was the global engagement manager. Mr. Misselbrook earned his bachelor’s degree in accounting and tax, as well as a master’s degree in accounting science, from the University of South Africa. He is a Certified Public Accountant (licensed in the state of California), a Chartered Accountant (licensed in South Africa) and a member of the American Institute of Certified Public Accountants. He is an active participant in the REIT industry and participates in the Investment Program Association’s Non-Traded REIT Financial Standards Sub-Committee.
Mr. Misselbrook did not enter into an employment agreement with the Company in connection with his appointment as the Company’s chief financial officer, and the appointment of Mr. Misselbrook as chief financial officer of the Company was not made pursuant to any arrangement or understanding between Mr. Misselbrook and any other person. Mr. Misselbrook has not had any direct or indirect material interests in any transaction with the Company or to which the Company is a party or in any currently proposed transaction with the Company or to which the Company is a party. Mr. Misselbrook replaces D. Kirk McAllaster, Jr., who gave notice of his retirement from Cole Capital on August 29, 2014, including from his positions with the Company. Such resignation from the Company shall be effective as of the Effective Date.

Item 8.01	Other Events
Distributions

The Company’s board of directors authorized a daily distribution of $0.002678083 per share (the “Daily Distribution Amount”) for stockholders of record as of the close of business on each day of the period commencing on October 1, 2014 and ending on December 31, 2014 (the “Distribution Period”). The Daily Distribution Amount for each share of each class of the Company’s outstanding common stock, par value $0.01 per share, will be adjusted based on the relative net asset value of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the net asset value per share of all classes. As a result, from day to day, the Daily Distribution Amount for each outstanding class of common stock may be higher or lower than $0.002678083 per share based on the relative net asset value of each class of common stock on that day. During the Distribution Period, the distributions will be payable to stockholders of record as of the close of business on each day of the period and the distributions will be paid monthly in arrears.

Cap on General and Administrative Expenses for the Three Months Ending December 31, 2014

Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC (the “Advisor”), the advisor to the Company, has stated it will continue the existing expense cap for the three months ending December 31, 2014, whereby the Advisor will fund all general and administrative expenses of the Company that are in excess of an amount calculated by multiplying the Company’s average net asset value for the three months ending December 31, 2014 by an annualized rate of 1.25% (the “Excess G&A”). General and administrative expenses, as presented in the Company’s financial statements prepared in accordance with generally accepted accounting principles in the United States, include, but are not limited to, legal fees, audit fees, board of directors costs, professional fees, escrow and trustee fees, insurance, state franchise and income taxes and fees for unused amounts on the Company’s line of credit. At the Advisor’s discretion, it may fund the Excess G&A through reimbursement to the Company or payment to third parties on behalf of the Company, but in no event will the Company be liable to the Advisor in future periods for such amounts paid or reimbursed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2014	COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer
Principal Financial Officer and Principal Accounting Officer

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